UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

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Dear Financial Advisor,

Thank you for your continued use of the Vivaldi Orinda Macro Opportunities Fund. We greatly value your confidence and support.

As we mentioned in our communication in August, we will be sending a proxy statement to shareholders the week of October 31, 2016.

The genesis of the proxy is to lower the fees of the Fund and name Vivaldi Asset Management (Vivaldi) as the Investment Adviser.

Below are a few questions and answers regarding the upcoming proxy.

Q:  What are the potential benefits to the shareholders if the proposal is approved?
 A:  The Proxy Statement discusses in detail other expected benefits from the proposed plan of reorganization, including:
1.	The management fee will be reduced from 1.75% to 1.60%.
2.	The Fund's expense caps will also be reduced as follows:
                o    Class I:   from 2.25% to 1.95%
                o    Class A:  from 2.55% to 2.25%
3.	Name change to better communicate fund structure: Vivaldi Multi-Strategy Fund.
4.	Addition of an experienced sub-adviser to the current sub-adviser line up.
5.	New Fund Series Trust, transfer agent, and accounting services, each a first in class service provider, along with a new Fund Advisory Board.

Q:  When will the proxy be sent to investors?
A:  The proxy will be sent the week of October 31st, 2016.

Q:  Will the investment strategy or investment objective be similar?
A:  Yes. The investment strategy and investment objective will remain similar to the current Fund’s mandate.

Q:  Will the Fund's ticker symbols or CUSIP numbers change?
A:  No. The ticker symbols and CUSIP numbers will remain the same.

Q:  What is the date of the shareholder meeting?
A:  The shareholder meeting is on December 5, 2016 and we are strongly suggesting your clients vote prior to the meeting date.

Q:  Will the name of the Fund change?
A:  Yes. The new name will be the Vivaldi Multi Strategy Fund to better communicate the Fund's structure.

Q:  Will there be a new sub-adviser added to the Fund?
A:  Yes. RiverNorth Capital Management will be added to the Fund. RiverNorth utilizes a closed-end fund arbitrage strategy which involves identifying closed-end funds that are trading at a premium or discount to their underlying net-asset values, and taking long and/or short positions accordingly.

Q:  Who will get the proxy?
 A:  Investors who owned the Fund PRIOR to October 10, 2016 will be sent a proxy in the mail.

Q:  What will Orinda's role be when Vivaldi becomes the investment adviser?
A:  Orinda will continue to remain deeply involved in the Fund. We will assist Vivaldi with marketing and distribution of the Fund and will continue to work directly with financial advisors. We believe that the two firms working together have a greater potential to succeed in meeting the goals of the fund and to provide the highest level of service.

We look forward to speaking with you over the coming weeks regarding this proposal.

Please do not hesitate to contact me directly at (925) 402-1678.

Sincerely,

Craig Kirkpatrick
Managing Partner
Orinda Asset Management
4 Orinda Way, Suite 150-A
Orinda CA 94563

(925) 253-1300 Main
(925) 402-4225 Fax
www.orindafunds.com
craigk@orindafunds.com

THE ABOVE IS NOT A SOLICITATION FOR VOTES AT THE UPCOMING SPECIAL MEETING. A SOLICITATION CAN ONLY BE MADE BY A PROXY STATEMENT. THE PROXY STATEMENT IS EXPECTED TO BE AVAILABLE AT THE END OF SEPTEMBER 2016 AND WILL BE SENT TO SHAREHOLDERS. THE PROXY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSALS TO BE PRESENTED AT THE SPECIAL MEETING AND SHAREHOLDERS SHOULD READ THE PROXY STATEMENT CAREFULLY BEFORE VOTING ON THE PROPOSALS.

FOR USE ONLY WITH FINANCIAL ADVISERS AND INTERMEDIARIES. NOT FOR INSPECTION BY, DISTRIBUTION OR QUOTATION TO, THE GENERAL PUBLIC.

For Registered Investment Professional Use Only.

The fund’s investment objectives, risks, charges and expenses must be considered carefully before investing. The statutory and summary prospectuses contain this and other important information about the investment company, and it may be obtained by calling 925.253.1300 or by visiting www.orindafunds.com. Read carefully before investing.

Mutual fund investing involves risk. Principal loss is possible. The fund can make short sales of securities, which involves the risk that losses in securities may exceed the original amount invested. The fund may use leverage which may exaggerate the effect of any increase or decrease in the value of portfolio securities or the Net Asset Value of the fund, and money borrowed will be subject to interest costs. Investments in smaller and medium companies involve greater risks such as limited liquidity and greater volatility. Investments in foreign securities involve greater volatility and political, economic and currency risks and differences in accounting methods. These risks are greater for emerging markets. Investments in debt securities typically decrease in value when interest rates rise. This risk is usually greater for longer term debt securities. Investment by the fund in lower rated and nonrated securities presents a greater risk of loss to principal and interest than higher rated securities. The fund may use certain types of investment derivatives such as futures, forwards, and swaps. Derivatives involve risks different from, and in certain cases, greater than the risks presented by more traditional investments. Diversification does not assure a profit or protect against a loss in a declining market. Investments in absolute return strategies are not intended to outperform stocks and bonds during strong market rallies. Investments in mortgage backed securities include additional risks that investors should be aware of such as credit risk, prepayment risk, possible illiquidity and default, as well as increased susceptibility to adverse economic developments. Multi-investment management styles may lead to higher transaction expenses compared to single investment management styles. Outcomes depend on the skill of the subadvisers and adviser and the allocation of assets amongst them. The Fund may invest in Exchange Traded Funds (ETFs), which may trade at a discount to the aggregate value of the underlying securities and although expense ratios for ETFs are generally low, frequent trading of ETFs by the Fund can generate brokerage expense.

Quasar Distributors, LLC, distributor.